Exhibit 10.8

Memorandum of Amendment on the Master Agreement (Sales Promotion Measures, Advertising, User Acquisition/Usage Incentives)

PayPay Corporation (“PPC”) and SoftBank Corporation (“SBC”) enter into this memorandum (this “Memorandum”) to make the following amendments to the “Master Agreement (Sales Promotion Measures, Advertising, User Acquisition/Usage Incentives)” dated September 16, 2021 (the “Original Agreement”) and to the “Memorandum of Amendment on the Master Agreement (Sales Promotion Measures, Advertising, User Acquisition/Usage Incentives)” dated May 9, 2022 and the “Memorandum of Amendment on the Master Agreement (Sales Promotion Measures, Advertising, User Acquisition/Usage Incentives)” dated September 15, 2022 executed between the parties. The definitions set out in the Original Agreement will apply to terms used in this Memorandum unless otherwise provided for.

Article 1 Amendment

Article 12, Paragraph 1 of the Original Agreement will be amended as follows.

Article 12 Term

1.	The term of this agreement is from the execution date hereof to September 30, 2023.

Article 2 Term

This Memorandum is effective from the execution date hereof until the termination of the Original Agreement.

Article 3 Supplementation of Agreement

1.	The provisions of the Original Agreement will effectively apply to any matters not provided for in this Memorandum that are provided for in the Original Agreement.

2.	The parties shall consult in good faith to resolve any matter not provided for in this the Original Agreement or this Memorandum or doubt regarding the interpretation thereof.

In witness whereof, this Memorandum is prepared as an electronic or magnetic record, and after agreeing, each party shall affix its electronic signature hereto and shall retain an electronic or magnetic record hereof.

March 24, 2023

PPC:	1-3 Kioicho, Chiyoda-ku, Tokyo
PayPay Corporation
Ichiro Nakayama, Representative Director

SBC:	1-7-1 Kaigan, Minato-ku, Tokyo SoftBank Corporation
Junichi Miyakawa, President & CEO